FOR IMMEDIATE RELEASE:
August 11, 2008

CONTACT:
Daniel Mitchell
Buffalo Communications
253.312.4536
dmitchell@billycaspergolf.com

Investor Relations Contact:
CEOcast, Inc.
Gary Nash
212.732.4300
gnash@ceocast.com

Anthony Vitagliano Joins ProLink Solutions as Senior Vice President and General Counsel

Brings Broad Legal Background in Public and Private Sectors

(CHANDLER, Ariz.) - ProLink Solutions -- a wholly-owned subsidiary of ProLink Holdings Corp. (OTC BB: PLKH.OB) and the world's leading provider of Global Positioning Satellite ("GPS") golf course management systems and digital out-of-home on-course advertising -- today announces Anthony Vitagliano has joined the company as Senior Vice President and General Counsel.

Vitagliano previously served as a Section Chief Counsel for the Arizona Attorney General's Office. His broad-based legal background includes experience in corporate and commercial law, securities, mergers and acquisitions, financings, joint ventures, strategic alliances, international transactions, human resources, intellectual property, technology matters, SEC and general corporate governance.

Vitagliano began his career at KPMG, a leading provider of audit, tax and advisory services, where he served as a Certified Public Accountant. His experience includes approximately ten years as outside counsel with international law firms such as Squire, Sanders & Dempsey, one of the country's largest law firms, and fifteen years as in-house counsel, including as Assistant General Counsel at AG Communication Systems, a joint venture between Verizon and Lucent, and Vice President, Assistant General Counsel for Pirelli North America, Inc., where Vitagliano expanded his international experience as counsel for the U.S. affiliate of Italy’s Pirelli SpA.

“Tony brings an impressive and varied legal background to the company and we’re proud to welcome him to ProLink,” says Lawrence D. Bain, CEO of ProLink Solutions. “His wide-ranging expertise will make Tony a valuable addition to our executive team.”

Vitagliano is a State University of New York at Buffalo and the University of Illinois Law School graduate, and attended leadership programs at Princeton and Thunderbird Graduate School of International Management in Phoenix.

About ProLink

ProLink Solutions is the world's leading provider of GPS golf course management systems and revenue-generating on-course advertising. ProLink Solutions’ core philosophy is to be a “Trusted Partner” to its golf-course customers. From enhancing golfers’ overall experience and improving pace-of-play, to increasing current revenue streams and creating new profit centers for golf courses, ProLink Solutions’ products and services have captured markets both nationally and globally. For more information about ProLink, visit www.goprolink.com, call 480.753.2325 or email info@goprolink.com.

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